RTI INC.
                                 300 Antone Rd.
                             Sunland Park, NM 88063

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 27, 1998


To the stockholders of RTI Inc.:

Notice is hereby given that the Annual Meeting of Stockholders ("Annual Meeting") of RTI Inc., a New York corporation ("Company"), will be held at the offices of the Company at 301 Antone Rd., Sunland Park, NM 88063 on August 27, 1998, at the hour of 11:00 local time for the following purposes:

         (1)      To elect five directors for a one year term expiring in 1999;

         (2) To ratify the purchase of certain assets from Bacchus Industries, Inc., an affiliated company, in exchange for 450,000 shares of the Company's Common Stock;

          (3) To approve a private placement of up to 2,500,000 Units (each Unit to consist of two (2) shares of Common Stock and one (1) five (5) year Common Stock Purchase Warrant to purchase one (1) share of Common Stock at an exercise price of $3.00) at a purchase price of $2.00 per Unit on the terms set forth in the Proxy Statement;

         (4) To approve the granting of performance options for up to 1,564,000 shares of Common Stock to certain members of management of the Company on the terms set forth in the Proxy Statement;

         (5)  To  approve  an  amendment  to  the   Company's   Certificate   of
 Incorporation to increase the authorized number of shares of Common Stock from 15,000,000 to 25,000,000; and

         (6) To transact such other business as may properly come before the Meeting.

Only stockholders of record at the close of business on July 27, 1998 are entitled to notice of and to vote at the meeting or any continuation or adjournment thereof.

                                            By Order of the Board of Directors


                            Rocky Bacchus, Secretary

July 27, 1998

         IF YOU WISH TO VOTE IN FAVOR OF EACH OF THE PROPOSALS AND FOR THE NOMINEES PRESENTED, CHECK THE APPROPRIATE BOX AND SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IN ANY EVENT, YOUR PROMPT RETURN OF A SIGNED AND DATED PROXY WILL BE APPRECIATED.

                         ANNUAL MEETING OF STOCKHOLDERS

                                       OF

                                    RTI Inc.


                                 August 27, 1998
                                                 -----------------

                                 PROXY STATEMENT
                                                 -----------------

                               GENERAL INFORMATION

Proxy Solicitation

This Proxy Statement is furnished to the holders of Common Stock, $.08 par value per share ("Common Stock"), of RTI Inc. ("Company") in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders ("Annual Meeting") to be held on August 27, 1998, or at any continuation or adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The purpose of the meeting and the matters to be acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board of Directors knows of no other business which will come before the meeting.

Proxies for use at the meeting will be mailed to stockholders on or about July 27, 1998 and will be solicited chiefly by mail, but additional solicitation may be made by telephone, telegram or other means of telecommunications by directors, officers, consultants or regular employees of the Company. The Company may enlist the assistance of brokerage houses, fiduciaries, custodians and other like parties in soliciting proxies. All solicitation expenses, including costs of preparing, assembling and mailing the proxy material, will be borne by the Company.

Revocability and Voting of Proxy

A form of proxy for use at the meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of proxies at any time before their effective exercise by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by executed and unrevoked proxies will be voted in accordance with the choice or instructions specified thereon. If no specifications are given, the proxies intend to vote "FOR" each of the Proposals set forth herein. Proxies marked as abstaining will be treated as present for purposes of determining a quorum for the Annual Meeting, but will not be counted as voting in respect of any matter as to which abstinence is indicated. If any other matters properly come before the meeting or 2

any continuation or adjournment thereof, the proxies intend to vote in accordance with their best judgment.

Record Date and Voting Rights

                  Only stockholders of record at the close of business on July 27, 1998 are entitled to notice of and to vote at the Annual Meeting or any continuation or adjournment thereof. Each share of Common Stock is entitled to one vote per share. Any share of Common Stock held of record on July 27, 1998 shall be assumed by the Board of Directors to be owned beneficially by the record holder thereof for the period shown on the Company's stockholder records. The affirmative vote of a plurality of the shares present in person or by proxy at the meeting is required for the election of the directors and the affirmative vote of a majority of the shares present is required for the approval of each of the other Proposals being presented at the Annual Meeting.

                  The Directors and the executive officers of the Company own approximately 18.14% of the Company's outstanding Common Stock and have indicated their intent to vote their shares in favor of each of the Proposals to be presented at the Annual Meeting.

                                  PROPOSAL NO.1
                              ELECTION OF DIRECTORS

                  The By-Laws of the Company provide for a Board of Directors of not less than three (3) or more than nine (9) members. The Board of Directors currently consists of four (4) members. At the Annual Meeting, five (5) directors will be elected to serve until the 1999 Annual Meeting of Stockholders and until their successors have been elected and qualified. Present vacancy or vacancies which occur during the year may be filled by the Board of Directors, and any directors so appointed must stand for reelection at the next annual meeting of stockholders. The nominees to be voted on by stockholders are Messrs. Rick, Rockney and Ronald Bacchus, Dr. Lanny Snodgrass and Mr. Joel S. Kanter.

                  All current directors have been nominated for reelection by the Company's present directors. All nominees have consented to be named and have indicated their intent to serve if elected. The Company has no reason to believe that any of these nominees are unavailable for election. However, if any of the nominees become unavailable for any reason, the persons named as proxies may vote for the election of such person or persons for such office as the Board of Directors of the Company may recommend in the place of such nominee or nominees. It is intended that proxies, unless marked to the contrary, will be voted in favor of the election of Messrs. Rick, Rockney and Ronald Bacchus, Dr. Lanny Snodgrass and Mr. Joel S. Kanter.


                              NOMINEES FOR ELECTION

         Rick E. Bacchus (age 44) has been a Director of the Company since February 24, 1997 and was elected President of the Company and President of Refrigeration Technology, Inc., the Company's wholly-owned subsidiary ("RefTech") effective February 24, 1997. From November 1996 until February 24, 1997, Mr. Bacchus was president of QAI, and for the ten months prior thereto was employed by QAI as an independent consultant. Mr Bacchus has been president of Bacchus Industries, Inc. ("BII"), a predecessor of QAI, since 1977, although BII discontinued its active business operations in December 1995.

         Rockney D. Bacchus (age 42) has been a Director of the Company since February 24, 1997 and was elected Vice President-Development and Secretary of the Company effective February 24, 1997. From November 1996 until February 24, 1997, Mr. Bacchus was vice president of QAI, and for the ten months prior thereto was employed by QAI as an independent consultant. Mr. Bacchus has been a vice president of BII since 1977.

         Ronald A. Bacchus (age 40) has been a Director of the Company since February 24, 1997 and was elected Vice President of the Company and Vice President-Manufacturing of RefTech effective February 24, 1997. From November 1996 until February 24, 1997, Mr. Bacchus was vice president of QAI, and for the ten months prior thereto was employed by QAI as an independent consultant. Mr. Bacchus has also been a vice president of BII since 1978.

         Dr. Lanny Snodgrass (age 57) was elected a director of the Company on January 31, 1998. Dr. Snodgrass has been a practicing psychiatrist and physician with chief status at the VA Puget Sound Health Care System since 1996, and on the faculty of the University of Washington School of Medicine, Department of Behavioral Sciences since 1997. Prior to 1996, Dr. Snodgrass was an Assistant Professor at the UCLA School of Medicine.

         Mr. Joel S. Kanter (age 41) has served as a Director and as the President of Walnut Financial Services, Inc. ("Walnut"), a Business Development Company registered under the Investment Company Act of 1940, as amended, since February 27, 1995 and as the Chief Executive Officer of Walnut since April 15, 1996. From 1988 to February 27, 1995, Mr. Kanter was a consultant to Walnut Capital Corp., a wholly-owned subsidiary of Walnut. Mr. Kanter has served as President of Windy City, Inc., a privately held investment firm, since July 1986. Mr. Kanter currently also serves on the Boards of Directors of Greystone Medical Group, Inc., I-Flow Corporation, Osteoimplant Technology Corporation, Encore Medical Corporation, Paragon Health network, Inc. and Magna-Lab, Inc., each of which is a publicly-held company, as well as a number of private concerns.

         Pursuant to the Acquisition Agreement dated February 24, 1997, in which the Company acquired the business of QAI, the Company agreed that, during the period ending December 31, 2001, Rick E. Bacchus, Rockney D. Bacchus and Ronald
A. Bacchus, as a group, will have the non-assignable right to nominate three members to the Company's Board of Directors, which consisted of seven members at the time such agreement was entered into. Rick E. Bacchus, Rockney D. Bacchus and Ronald A. Bacchus are currently serving as directors pursuant to such agreement.

         The Company pays its directors (other than full-time employees of the Company) at the rate of $6,000 per year and reimburses its directors for their out-of-pocket expenses incurred in connection with their services to the Company.

         No family relationship exists among the directors of the Company or between any of such persons and the executive officers of the Company, except that Rick E. Bacchus, Rockney D.
Bacchus and Ronald A. Bacchus are brothers.

         During 1997 the Board of Directors held six meetings and acted three times by unanimous written consent.

         The Company has an audit committee currently comprised of Dr. Snodgrass. If elected, Mr. Kanter intends to also serve on the audit committee.

         The Board of Directors recommends that the stockholders vote "FOR" the five foregoing nominees (Item No. 1 on the proxy card).

Executive Compensation.

         The following table sets forth the total compensation paid during the fiscal year ended December 31, 1997 to the Company's acting Chief Executive Officer. No other officer was compensated at a rate in excess of $100,000 per year.

                                   SUMMARY COMPENSATION TABLE


        Name and             Year                      Annual Compensation
       Principal
        Position

                                            Salary ($)          Bonus          Other
                                                                 ($)            ($)

                                        ------------------ ---------------
Rick E.  Bacchus             1997                   80,000           3,077
/ CEO (1)

                             1996                    6,000
Theo W. Muller
/ CEO                        1995                    6,000





                                              ------------------------

(1) Mr. Bacchus is serving as the Company's acting Chief Executive Officer since the resignation of Theo W. Muller on January 26, 1998, is currently being compensated at the rate of $95,000 per year and has the use of a Company-owned vehicle having a value of approximately $3,500.



Employment Contracts and Termination of Employment and Change-in-Control Arrangements

         Pursuant to employment agreements between RefTech and each of Rick E. Bacchus, Rockney D. Bacchus and Ronald A. Bacchus, such persons have been employed as President, Vice President-Development and Vice
President-Manufacturing, respectively, of RefTech for a five year term commencing February 24, 1997 at an annual base salary of $80,000, which was increased to $95,000 per year (effective March 1, 1998) by the Board of Directors on March 31, 1998, with Messrs Rick, Rockney and Ronald Bacchus abstaining. In his employment agreement, Rick E. Bacchus also has been employed as President of the Company for the term of such agreement. Each of the employment agreements provides that upon a termination of employment thereunder without cause, the terminated employee is entitled to a continuation of salary for a period of two months in lieu of any other entitlements.

         On February 24, 1997, RefTech acquired the business and substantially all of the assets of QAI. In connection therewith, RefTech agreed to deliver to QAI up to an additional 225,000 shares of the Company's Common Stock at such time as certain operating results are achieved, if such results are achieved prior to January 1, 2002. The Company has agreed that, in the event of an unsolicited bona-fide tender offer for a majority of the Company's then outstanding Common Stock initiated prior to January 1, 2002, which the Company's Board of Directors determines not to recommend to the Company's stockholders, such shares will be delivered even if such results have not yet been achieved. Rick E. Bacchus, Rockney D. Bacchus and Ronald A. Bacchus currently own substantially all of the capital stock of QAI.

         The Company does not have any other employment agreement or termination or change in control arrangement with any of its executive officers.

1987 Stock Option Plan

         The Company's 1987 Stock Option Plan ("1987 Plan") was adopted by the Board of Directors of the Company on November 4, 1987 and approved by the stockholders of the Company on May 25, 1988. The 1987 Plan, as amended, authorized the issuance of options for up to 90,625 shares of Common Stock (subject to adjustment in certain circumstances) to such key employees or other individuals (including executive officers and directors of and consultants to the Company) who have performed, or reasonably may be expected to perform, services of special importance to the management, operation or development of the business of the Company. The 1987 Plan expired by its terms on November 3, 1997 and, as of December 31, 1997, had 5,500 options outstanding. Such options expire in August 2002.

Security Ownership of Certain Beneficial Owners and Management.

         As of June 30, 1998, the Company had 1,611,166 shares of Common Stock outstanding. Set forth below is information, as of such date, with respect to
(i) each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the current directors of the Company, and (iii) the beneficial ownership of Common Stock of all current directors and all executive officers of the Company, as a group.



                                                     Number of Shares                   Percent

Name and Address of Owner                            of Common Stock                    of Class



Quality Air, Inc.                                             235,000 (a)               14.63%

c/o Rick E, Bacchus

301 Antone Street

Sunland Park, NM 88063



Rick E. Bacchus                                               84,568 (b)                5.26%

301 Antone Street

Sunland Park, NM 88063



Rockney D. Bacchus                                            84,567 (c)                5.26%

301 Antone Street

Sunland Park, NM 88063



Ronald A. Bacchus                                             84,566 (d)                5.26%

301 Antone Street

Sunland Park, NM 88063



Dr. Lanny Snodgrass                                           38,250 (e)                2.36%

8227 Juanita Drive

Kirkland, WA 98034



Joel S. Kanter                                                    -0-                      --

Walnut Financial Services

8000 Towers Crescent Drive

Vienna, VA 22182



Theo W. Muller                                                  91,500 (f)                7.54%

20 Peach Hill Road

Darien, CT 06820



All directors and executive                                   291,951 (g)               18.14%

officers, as a group (five persons)





(a) Includes 50,000 shares of Common Stock held in escrow to cover possible indemnifications claims, but excludes up to 225,000 additional shares which may be issued to QAI if the Company achieves certain operating results. Rick E. Bacchus, Rockney D. Bacchus and Ronald A. Bacchus, directors and executive officers of the Company, are stockholders of QAI.

         Each of such persons claims beneficial ownership in approximately 33.2% of the shares held by QAI, and although he may be deemed to beneficially own the remaining shares held of record by QAI, disclaims beneficial ownership in such remaining shares.



(b) Consists of approximately 33.2% of the shares of Common Stock held by QAI (see note (a) to this table), 4,417 shares of Common Stock and a Redeemable Warrant to purchase 2,209 shares of Common Stock at a price of $4.50 per share expiring in March 2003.



(c) Consists of approximately 33.2% of the shares of Common Stock held by QAI (see note (a) to this table), 4,417 shares of Common Stock and a Redeemable Warrant to purchase 2,208 shares of Common Stock at a price of $4.50 per share expiring in March 2003.



(d) Consists of approximately 33.2% of the shares of Common Stock held by QAI (see note (a) to this table), 4,416 shares of Common Stock and a Redeemable Warrant to purchase 2,208 shares of Common Stock at a price of $4.50 per share expiring in March 2003.



(e) Consists of 25,500 shares of Common Stock and a Redeemable Warrant to purchase 12,750 shares of Common Stock at a price of $4.50 per share expiring in March 2003.



(f) Consists of (i) 66,500 shares of Common Stock directly owned by Theo W. Muller, the Company's former Chairman; (ii) 25,000 shares of Common Stock owned by Frellum Corporation, which is 50.1% owned by Mr. Muller and (iii) 30,000 shares of Common Stock issuable upon the conversion of 15,000 shares of Series B Preferred Stock directly owned by Mr. Muller. See Item 12 - "Certain Relationships and Related Transactions." The foregoing information was derived from a Schedule 13D dated July 6, 1998 filed with the Company by Mr. Muller.



(g) Includes the shares referenced in notes (b), (c), (d) and (e) above.



         The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which at a subsequent date may result in a change in control of the Company.



Certain Relationships and Related Transactions.



         On February 24, 1997, the Company's wholly-owned subsidiary, RefTech, in the QAI Transaction, acquired the business and substantially all of the assets of QAI for the consideration set forth therein. The Company has been advised by QAI that the stockholders of QAI had a basis in their investment in QAI of approximately $150,000 and that the stockholders of QAI's affiliate, Industrias QAI, had a nominal basis in their investment in such company. The tangible assets of QAI, as of February 23, 1997, consisted primarily of approximately (i) $170,000 of inventory (a portion of which was at Industrias
QAI), (ii) $159,000 of furniture, equipment and vehicles, (ii)$229,000 of loans to and receivables from Industrias QAI, (iv) $348,000 of third party receivables, (v) $123,000 of other assets, and (vi) $17,000 of cash. The intangible assets of QAI consisted primarily of a pending US patent application, know-how and other good will. The patent was assigned to QAI by Rockney D. Bacchus and relates to high-efficiency central air conditioners.



         In the QAI Transaction, RefTech assumed certain specified liabilities of QAI, consisting of QAI's (i) indebtedness to the Company aggregating $690,000 plus accrued interest, which was incurred by QAI prior to its December 1996 letter of intent with the Company, (ii) indebtedness to Theo W. Muller, Chief Executive Officer and Chairman of the Company during 1997, and his affiliated companies, aggregating $830,000 plus accrued interest, which loans were made in contemplation of, and to facilitate, the closing of the QAI Transaction, (iii) QAI purchase commitments incurred in the ordinary course of QAI's business for inventories, supplies and services aggregating approximately $1,300,000, and
(iv) other QAI scheduled liabilities incurred in the ordinary course of QAI's business aggregating approximately $276,000.



         As part of the QAI Transaction, RefTech entered into employment agreements with Rick E. Bacchus, Rockney D. Bacchus and Ronald A. Bacchus, each of whom became a director and executive officer of the Company upon the consummation of the QAI Transaction. In addition, RefTech continued the employment of Phillis Bacchus, the wife of Rick E. Bacchus, who handled personnel administration and certain bookkeeping functions for QAI and who has assumed similar responsibilities for RefTech, at a salary of $28,730 per annum.



         RefTech also agreed to lend Rick E. Bacchus, Rockney D. Bacchus and Ronald A. Bacchus, collectively, up to an aggregate of $240,000, repayable with interest at 1% over prime during the period ending December 31, 2001, which loans are to be secured by their respective shares of the Company's Common Stock received by QAI in the QAI Transaction upon distribution of such shares to them by QAI in liquidation of QAI. As of December 31, 1997, an aggregate of $60,506 (in four (4) separate transactions) had been loaned to Rick E. Bacchus and Phillis Bacchus, jointly, pursuant to such arrangement, except that repayment thereof is over the five year period from the date of the respective loan and the loans are to be secured by the makers' shares of QAI stock until such time as the Company's Common Stock is distributed to them by QAI. In addition, each of Rockney and Ronald Bacchus borrowed $9,747 from the Company on substantially the same terms. As an inducement to the Placement Agent to enter into the financing arrangements described in Proposal No.3 of this Proxy Statement, Messrs. Bacchus have agreed not to borrow any additional funds from RefTech pursuant to the foregoing arrangement.



         RefTech leases its Sunland Park, New Mexico facility from BII. As part of the QAI Transaction, BII granted the right to RefTech to acquire, at fair market value (which is less than acquisition cost), certain equipment and vehicles which had been used by QAI. At the present time, RefTech has the use of such equipment without any cost, until it determines whether to acquire such equipment. The Company is leasing such vehicles at a cost of $700 per month. As set forth in Proposal No. 2 herein, the Board of Directors now believes that it is in the Company's best interest to purchase such assets in exchange for 450,000 shares of the Company's Common Stock.

         In contemplation of the consummation of the QAI Transaction, Theo W. Muller, the Company's former Chairman and Chief Executive Officer and a former director of the Company, and his affiliated companies, lent QAI an aggregate of $870,000 with interest thereon at the rate of 8.5% per annum. Upon consummation of the QAI Transaction, such indebtedness was assumed by RefTech, the principal amount was repaid in full on February 24, 1997, and approximately $5,650 of accrued interest thereon remains outstanding.



         The Company has two other notes outstanding relating to Mr. Muller, one for $543,000 in favor of Mr. Muller ("Muller Note") and another for $50,000 in favor of Frellum Corporation ("Frellum Note"), 51% of which is owned by Mr. Muller. These notes, which were due on February 20, 1998, were renegotiated effective February 21, 1998, for principal and accrued interest in the amounts of $588,383 and $53,022, respectively. The terms of the Muller Note are 12% interest per annum, payable quarterly, and principal installments of $100,000 each six months beginning August 20, 1998, until the principal is fully paid. The terms of the Frellum Note are 12% interest per annum, with a payment of $26,511 due on August 20, 1998, and the balance along with accrued interest due and payable on October 29, 1998.



         Mr. Muller has agreed to extend the due date of the August 20, 1998 payments on both the Muller Note and the Frellum Note until the earlier of (a) the closing of the third step of the Offering as described in Proposal No. 3 in this Proxy Statement or (b) December 31, 1998. In consideration for granting such extension, Mr. Muller shall receive 20,000 Offering Warrants (as such term is defined in Proposal No. 3 of this Proxy Statement).



          In April 1998, the Company consummated a bridge financing with gross proceeds of $541,502. Of such proceeds, $27,712.83 was used to prepay principal on the Frellum Note and accrued interest thereon up to April 29, 1998. Such payment relieves the Company's obligation to make the aforementioned August 20, 1998 payment on the Frellum Note. Should the Company complete a private placement of equity securities, the Company will prepay $143,000 in principal on the Muller Note and be relieved of the first payment on such note due August 20, 1998.



         In addition, the Company has granted Mr. Muller (i) a perfected security interest in two (2) of its patents and one (1) of its patent applications to secure the payment of the Muller Note and (ii) the right to receive a five (5) year warrant to purchase 50,000 shares of Common Stock at an exercise price of $4.50 per share if principal and interest on the Muller Note are not paid in full by December 31, 1998.

                                                   PROPOSAL NO. 2

             PURCHASE OF ASSETS FROM BACCHUS INDUSTRIES, INC.



         To manufacture its products, the Company requires certain molds, tools, and other manufacturing and transportation equipment (collectively the "Assets") owned by BII, which is controlled by Messrs. Rick, Rocky, and Ronald Bacchus. The Company has been using the Assets since February 1997 without payment therefor. Management believes that it is in the Company's best interests to purchase the Assets because the Company would otherwise be required to purchase replacement equipment at prices management believes would be in excess of the proposed purchase price for the Assets. Furthermore, management believes that the process of replacing the Assets would disrupt production and result in a loss of revenues.



         The Company manufactures several air cooling and air conditioning product lines which are presently produced partially with the use of the Assets. Such product lines include Aireze, E2Pak, Evapcon and the AC2. The Assets fall into essentially three categories: 1) molds and plugs, 2) manufacturing equipment, and 3) office furniture and equipment.



         The manufacturing methods used to produce the Aireze, AC2, and E2Pak product lines rely heavily on molds and plugs. Plugs are a permanent mirror image of a fiberglass component, which is used to make a mold. Workers spray the molds with fiberglass to form each component. The skill of the worker in this spray technique, and the quality of the mold, determine the mechanical strength and aesthetic appearance of the finished product. These molds have been maintained for all prior models, because the Company's ability to replace these parts provides customers with assurance that products being sold currently will also be supported in future years. The molds and plugs have little resale value outside their use in the ongoing business but permit the continued production of such product lines.



         A significant amount of manufacturing equipment is being used at the Company's facilities in various work centers where individual components of the Company's products are manufactured or assembled. These include conveyor lines, air compressors, resin spray equipment, chopper guns, catalyst injectors, hydro injectors, drilling jigs, propane tanks, extractors, air handling and dust removal equipment, vacuum-formers, electrical service and manufacturing equipment. While not all state of the art manufacturing equipment, certain of the Assets are currently in place producing the fiberglass components used in the Company's products.



         Certain of the Assets include office furniture and equipment which is presently being used by the Company. While the resale value is of such items is nominal, without such equipment, the Company would be forced to replace it at current market prices. The Assets are located at the Company's facilities in Juarez, Mexico, Westway, Texas and Sunland Park, New Mexico and include certain items which may be outdated and/or not usable by the Company for any purpose.

         While BII's records are incomplete and a complete schedule of the Assets cannot be set forth, the Assets had a historical recorded cost in excess of $4.2 million in 1993. When the Assets (which had a depreciated book value of $2.4 million in 1993) are depreciated to December 1997, the remaining depreciated book value represents $300,000 excluding any additions to the Assets in the period between 1993 to 1995. The Assets have been deemed to have a value to the Company of $900,000, however, due to their usefulness to the Company's operations. Such value was determined by the Placement Agent (referred to under Proposal No. 3) because there is a conflict of interest with the Messrs. Bacchus approving the terms of the Asset purchase for both the Company and BII. The Placement Agent's valuation was not based upon a detailed analysis, inspection or evaluation of the Assets and therefore may not reflect the Assets' true market value.



         Stockholders should be aware that the transaction will result in a benefit to the Messrs. Bacchus in that BII will be potentially receiving shares of Common Stock in consideration for the sale of the Assets. Given that BII is controlled by the Messrs Bacchus, this proposed transaction will, if consummated, materially increase their holdings of the Company's outstanding Common Stock. The Messrs. Bacchus were not involved in the determination of the purchase price for the Assets. The Board of Directors is therefore recommending that the Company purchase the Assets in exchange for 450,000 shares of the Company's Common Stock.



         The Board of Directors recommends that the stockholders vote "FOR" the Purchase of Assets from Bacchus Industries, Inc. (Item No. 2 on the proxy card).

                                                   PROPOSAL NO.  3

                                             PRIVATE PLACEMENT OF UNITS



         As shown in the financial statements included in its Annual Report on Form 10-KSB for the year ended December 31, 1997, the Company has a pressing need for additional financing. The Company's Common Stock is quoted on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "RTII." In a letter dated, February 26, 1998, Nasdaq informed the Company that it was not in compliance with a Nasdaq Marketplace Rule which requires that companies maintain "Net Tangible Assets" (defined in such rule as total assets (less goodwill) minus total liabilities) of at least $2,000,000. The Company must complete this financing in order to comply with such rule and not be delisted from Nasdaq. Management believes that the purchase of the Assets referred to in Proposal No. 2 will also help the Company meet its requirements under the such rule. Pursuant to Nasdaq's procedures, the Company has submitted a Plan of Compliance ("Plan") of which this proposed financing is a part. No assurances can be given that Nasdaq will accept the Plan and not delist the Company's Common Stock.



         Nasdaq has an additional rule, however, which states that companies whose securities are quoted on Nasdaq may not issue securities amounting to 20% or more of its outstanding securities without shareholder approval. At June 30, 1998, the Company had 1,606,166 shares of Common Stock outstanding. Given that the proposed offering described below constitutes in excess of 20% of the Company's outstanding Common Stock, the Company cannot proceed with the third stage (as explained below) of such offering without the affirmative vote of the majority of the Company's stockholders voting on this Proposal.



         After due consideration the Board of Directors has decided that the following proposed private placement is in the Company's best interests. The Company has agreed with an investment banking firm to act as Placement Agent for an offering of a minimum of 1,000,000 units and a maximum of 2,500,000 units (individually a "Unit," collectively "Units") at a contemplated offering price of $2.00 per Unit ("Offering Price"). Each Unit shall consist of two (2) shares of Common Stock and one (1) four (4) year Common Stock Purchase Warrant to purchase one (1) share of Common Stock at an exercise price of $3.00 ("Offering Warrants"). The Offering Warrants will be redeemable at any time after the Common Stock underlying the Offering Warrants is registered for public distribution under the Securities Act of 1933, as amended ("Act"), and is listed on a national exchange or the Nasdaq Stock Market; provided, that during the 20 consecutive trading days ending within 10 days of the date of the notice of redemption, the closing bid price of the Company's Common Stock is not less than $7.00 per share and the average trading volume of the Common Stock is not less than 30,000 shares per day. The redemption price shall be $.25 per Warrant. The Offering would be made pursuant to Rule 506 of Regulation D promulgated under the Act and would be made to Accredited Investors only, as such term is defined in Rule 501 of Regulation D. The Offering would be accomplished in three stages, only the last of which requires shareholder approval.



         The first stage of the Offering (which closed in April 1998) involved a $541,502 bridge financing in the form of nine-month Promissory Notes bearing 10% interest (collectively " First Bridge

Notes") and five-year Warrants to purchase an aggregate of 87,501 shares of Common Stock at an exercise price of $4.50 per share ("First Bridge Warrants"). The First Bridge Notes are secured by a security interest in the Company's assets with the understanding that should the Company enter into a borrowing with a financial institution, then the security interest would be converted to a junior and subordinate lien to the lien of such financial institution. The First Bridge Notes will automatically rollover into the Offering upon shareholder approval of this Proposal. If this Proposal is not so approved, the First Bridge Notes will remain debt instruments and become due at maturity. In addition, the Company intends to (i) issue an aggregate of an additional 47,875 First Bridge Warrants to the investors in such offering (to give such investors the same ratio of warrants per dollar invested as granted to those investors in the proposed Second Bridge Financing Described below) and (ii) reduce the exercise price of all of such First Bridge Warrants from $4.50 per share to $3.00 per share. The Company intends to make such adjustments even though it is not contractually obligated to do so.



         The second step contemplates an additional $500,000 bridge financing ("Second Bridge Financing") in the form of one year Promissory Notes bearing 10% interest (collectively "Second Bridge Notes") and five-year Warrants to purchase an aggregate of 100,000 shares of Common Stock at an exercise price of $3.00 per share ("Second Bridge Warrants.") The principal amount of the Second Bridge Notes may, at the option of the Holder, rollover into the Offering upon shareholder approval of this Proposal and shall (i) become immediately due and payable and (ii) bear interest at the rate of 20% per annum if the Company does not consummate the Offering within 120 days of the closing of the Second Bridge Financing. Upon the approval of this Proposal, the third step of the Offering contemplates the sale of a minimum of 1,000,000 Units and a maximum of 2,500,000 Units.



         In consideration for its services in the Offering, the Placement Agent will receive compensation consisting of (i) sales commissions in an amount equal to 10% percent of the proceeds raised in the Second Bridge Financing and the Offering; (ii) a non-accountable expense allowance in an amount equal to 3% of the proceeds raised in the Second Bridge Financing and the Offering and (iii) warrants, for nominal consideration, to purchase a number of shares of Common Stock equal to (i) 25% of the dollar value of the Second Bridge Notes and (ii) 25% of the number of Units placed in the Offering (collectively "Placement Agent Warrants.")



         The investors in the Second Bridge Financing and the Offering shall have the right, commencing after April 1, 1999, to demand that the Company file a registration statement with the Securities and Exchange Commission ("Commission") to register (a) the shares of Common Stock (i) forming a part of the Units; (ii) underlying the Second Bridge Warrants and the Offering Warrants;
(iii) issuable upon the rollover of the Second Bridge Notes and (iv) underlying the Placement Agent Warrants as well as (b) the Second Bridge Warrants, the Offering Warrants and the Placement Agent Warrants themselves. The Company has also agreed to use its best efforts to cause such registration statement to be declared effective by the Commission. Such investors and the Placement Agent have also been granted customary piggyback registration rights. If the Company does not cause such registration statement to be filed within such 60 day period or declared effective within such additional 60 day period after filing, the number of Offering Warrants shall be increased by two percent (2%) on each one month anniversary thereafter, until such time that the number of Offering Warrants equals 120% of the original number of Offering Warrants.

         The Company has also agreed to (i) pay all of the expenses of the Offering, including, but not limited to, all "blue sky" filing fees, printing and mailing fees, escrow agent fees and the Placement Agent's technical consultant's fees (not to exceed $10,000), the Placement Agent's counsel fees (not to exceed $45,000, including fees for all "blue sky" matters for the Second Bridge Financing and the Offering); (ii) enter into a three (3) year Financial Consulting Agreement with the Placement Agent for a fee of $5,000 per month and contingent fees (payable to the Placement Agent in cash upon the closing of any merger, acquisition, joint venture or other transaction where the Placement Agent provides investment banking services or introduces the Company to the other party to the transaction) in an amount equal to 5% of the first $5,000,000 in value of the transaction and 21/2% of any additional transactional value;
(iii) with a Board of Directors to consist of five members, use its best efforts for three (3) years to elect three (3) designees of the Placement Agent to the Company's Board of Directors (one of which is Mr. Joel S. Kanter, whose biography is set forth in Proposal No. 1), if the Placement Agent so requests or in alternative, that the Placement Agent shall have the right to designate a senior advisor to the Board of Directors who shall have the right to receive notice of and to attend all meetings of the Board of Directors or any committees thereof and (iv) give the Placement Agent a right of first refusal for a period of three (3) years to place or underwrite any securities offered by the Company. The Company has also agreed to indemnify the Placement Agent against certain liabilities in connection with the Second Bridge Financing and the Offering.



         In March 1998, the Company consummated a private placement of 26 Units at a purchase price of $20,000 per Unit ("March Offering"). Each Unit consisted of 5,000 shares of Common Stock and 2,500 redeemable warrants to purchase one share of Common Stock at a price of $4.50 per share for a period of five years ("March Warrants"). Upon the closing of the offering set forth in this Proposal, (assuming it is approved by the stockholders), the Company intends to (i) issue additional shares to the investors in the March Offering without any additional consideration such that their basis is reduced from $4.00 per share to $1.00 per share and (ii) lower the exercise price of the March Warrants from $4.50 per share to $3.00 per share. The Company intends to take such actions even though it is not contractually obligated to do so.



         No offering of the securities referred to above is being made by this Proxy Statement. This Proxy Statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



         The Board of Directors recommends that the stockholders vote "FOR" the Private Placement of Units. (Item No. 3 on the proxy card).

                                                   PROPOSAL NO. 4

         GRANT OF STOCK OPTIONS TO CERTAIN EXECUTIVE OFFICERS



                  The Board of Directors believes that Messrs. Rick, Rocky and Ronald Bacchus should be granted stock options upon the Company's realizing certain performance goals. The Board of Directors, with the Messrs. Bacchus not voting, has approved the following options, subject to shareholder approval. The Marketplace Rules discussed in Proposal No. 3 also require shareholder approval as the contemplated options would exceed 20% of the outstanding Common Stock even assuming that the Offering is completed in full.



First Performance Options



         Options have been granted (subject to shareholder approval of this Proposal) to Rick Bacchus, Rocky Bacchus, and Ron Bacchus to each purchase 1/3 of such number of shares of Common Stock equal to 1 option for every $3.86 of net earnings (in a given fiscal year) up to a maximum of 782,000 shares of Common Stock; provided, however, that such options shall be exercisable only in the event the Company achieves net after-tax income (without considering the impact of options) by December 31, 2000 of at least $1,969,275. No options shall be earned if the Company's net income, as defined, is less than such amount and such options shall expire after the year 2000 if not earned.



Second Performance Options



         Options have also been granted (subject to shareholder approval of this Proposal) to Rick Bacchus, Rocky Bacchus, and Ron Bacchus to each purchase 1/3 of such number of shares of Common Stock equal to 1 option for every $10.46 of earnings (in a given fiscal year) up to a maximum of 782,000 shares of Common Stock; provided, however, that such options shall be exercisable only in the event the Company achieves net after-tax income (without considering the impact of options) by December 31, 2002 of at least $7,110,600. No options shall be earned if the Company's net income, as defined, is less than such amount and such options shall expire after the year 2002 if not earned.



General information for each of the First and Second Performance Options.



         These options are being granted in consideration of Rick Bacchus, Rocky Bacchus, & Ron Bacchus transferring their interest in currently pending patents to the Company as well as to reward management for performance.



         The performance restrictions will be eliminated and all 1,094,800 options shall be immediately exercisable (regardless of any other factors), if any party makes a bona fide offer to either (a) merge with the Company or (b) purchase a controlling interest in the Company and either of such offers results in a consummated transaction.



         The exercise price of such options shall be an amount equal to the average of the bid and the asked prices of the Company's Common Stock as reported on Nasdaq (or other quotation medium if the Common Stock is not quoted on Nasdaq) at the close of business on the five trading days prior to the date that the stockholders ratify this proposal.



         The options will expire five years after the date such earnings targets are achieved and shall only be exercisable by a given individual if such person is employed by the Company on the date that the Company's Annual Report on Form 10-K (or 10-KSB) is filed containing its audited financial for such fiscal year where the Company has reached a particular performance goal entitling management to earn any of the foregoing options.



         If the grant or exercise of the options generates a tax deduction for the Company and a corresponding recognition of income to the option holder, then the Company will immediately pay to the option holder the amount of benefit it receives in tax reduction. If multiple years are required for the Company to use the deduction then the Company will pay the option holder in good faith over the years required to use the tax deduction. The Company will use its best efforts to use the option holders deduction before those from other possible tax incentive methods, and will pay option holders based on the highest rates at which it would have paid taxes had the option deduction not been available for use.



         The  Company  will  provide  for  legal  expenses,   accounting   fees,
registration of shares, and other expenses reasonably associated with the options.



         The Board of Directors recommends that the stockholders vote "FOR" the grant of the performance options. (Item No. 4 on the proxy card).

                                                   PROPOSAL NO. 5

           TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION

                      INCREASING THE NUMBER OF AUTHORIZED SHARES

                  OF COMMON STOCK FROM 15,000,000 TO 25,000,000



         In order to meet its working capital requirements, the Company needs to issue additional shares of Common Stock and warrants to purchase Common Stock in the Second Bridge Financing and the Offering described in Proposal No.2 of this Proxy Statement. Management believes that the Company will not have sufficient authorized but unissued shares of Common Stock to issue if all of the holders of such warrants wished to exercise them. In addition, the Company may wish to use Common Stock for future acquisitions, although it does not currently have any agreement or understanding regarding such a transaction. Management therefore believes that it is in the Company's best interests to increase its authorized capitalization.



         The Board of Directors recommends that the stockholders vote "FOR" the increase in the number of authorized shares (Item No. 5 on the proxy card).

                                           OTHER BUSINESS TO BE TRANSACTED



         As of the date of this Proxy Statement, the Board of Directors knows of no other business to be presented for action at the Annual Meeting of Stockholders. As for any business that may properly come before the Annual Meeting or any continuation or adjournment thereof, the Proxies confer discretionary authority to the person named therein. These persons will vote or act in accordance with their best judgment with respect thereto.



                                            ANNUAL REPORT TO STOCKHOLDERS



         The Annual Report to Stockholders for the year ended December 31, 1997 is being mailed to stockholders with this Proxy Statement. It is expected that a representative of Neff & Co., independent auditors will be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions.



                                     STOCKHOLDER PROPOSALS - 1999 ANNUAL MEETING



         Any stockholder proposals to be considered by the Company for inclusion in the proxy material for the 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices by December 31, 1998.



         The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the meeting, please sign the proxy and return it in the enclosed envelope.





                                            BY ORDER OF THE BOARD OF DIRECTORS



                                              Rocky Bacchus, Secretary







Sunland Park, NM



July 27, 1998

                                    RTI INC.

                                    P R O X Y

         This Proxy is Solicited on Behalf of the Board of Directors

                  The undersigned hereby appoints Rick E. Bacchus and Dr. Lanny Snodgrass as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the common stock of RTI Inc. held of record by the undersigned on July 27, 1998, at the annual meeting of shareholders to be held on August 27, 1998, or any continuation or adjournment thereof.

1.       ELECTION OF DIRECTORS

         For all nominees listed below               Withhold Authority to
         (Except as Marked to the                    Vote All Nominees Listed
         Contrary)  ___                              Below      ___


         Rick E. Bacchus; Rockney D. Bacchus; Ronald A. Bacchus; Dr. Lanny Snodgrass; Joel S. Kanter.

2. To ratify the purchase of certain assets from Bacchus Industries, Inc., an affiliated company, in exchange for 450,000 shares of the Company's Common Stock.

                           FOR [ ]          AGAINST   [ ]       ABSTAIN [ ]

3. To approve a private placement of up to 2,500,000 Units (each Unit to consist of two (2) shares of Common Stock and one (1) five (5) year Common Stock Purchase Warrant to purchase one (1) share of Common Stock at an exercise price of $3.00) at a purchase price of $2.00 per Unit on the terms set forth in the Proxy Statement.

                           FOR [ ]          AGAINST   [ ]       ABSTAIN [ ]

4. To approve the granting of performance options for 1,564,000 shares of Common Stock to certain members of the Company's management on the terms set forth in the Proxy Statement.

                           FOR [ ]          AGAINST   [ ]       ABSTAIN [ ]

5 To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 15,000,000 to 25,000,000.

                           FOR [ ]          AGAINST   [ ]       ABSTAIN [ ]
 .
6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 5.

         Please sign name exactly as appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                       Dated:                  , 1998



                                    Signature



                                                     Signature, if held jointly

         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY USING THE ENCLOSED
ENVELOPE